Exhibit 10.14

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

No. V06205

This Amended and Restated Loan and Security Agreement (this “Loan Agreement”), made as of April 28, 2006, and as amended and restated as of July 20, 2007, by and between BlueCrest Venture Finance Master Fund Limited, as assignee of Ritchie Debt Acquisition Fund, Ltd., as assignee of RAM Opportunity Fund I, L.L.C., (“Lender”), c/o BlueCrest Capital Finance, L.P., 225 West Washington Street, Chicago, IL 60606, and Varolii Corporation, formerly known as PAR3 Communications, Inc. (“Borrower”), a Washington corporation with its principal place of business at 821 Second Avenue, Suite 1000 – 10th Floor, Seattle, WA 98104.

In consideration of the promises set forth herein, Lender and Borrower agree upon the following terms and conditions:

1. General Definitions

The following words, terms and /or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof giving effect to the numerical difference:

A. “Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to Borrower (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or licensed or services rendered by Borrower or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

B. “Account Debtor” means any Person obligated on an Account.

C. “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

D. “Approved Government Account Debtor” means the collective reference to an Account Debtor which is the government of the United States, or any department, agency, public corporation or instrumentality thereof, in all cases as approved by Lender in the exercise of its sole discretion, which shall not be unreasonably withheld;

E. “Borrower’s Liabilities” shall mean all obligations and liabilities of Borrower to Lender (including without limitation all debts, claims, and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Loan Agreement and/or any promissory note or other instrument issued pursuant hereto or the “Other Agreements” (hereinafter defined), or by oral agreement or operation of law or otherwise.

F. “Borrowing Base” means, at any time, the difference between (a) the product of (i) 85% multiplied by (ii) Borrower’s Eligible Accounts at such time, minus (b) any Reserves established by Lender. Lender may, in its sole discretion, reduce the advance rate set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base after consultation with Borrower, with any such changes to be effective three (3) Business Days after delivery of notice thereof to Borrower.

G. “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by the VP of Finance or Chief Financial Officer of Borrower, in substantially the form of Exhibit B or another form which is acceptable to Lender in its sole discretion.

H. “Business Day” means a day of the year on which banks are not required or authorized to close in Seattle, Washington or Chicago, Illinois.

I. “Cash” means all cash, money (as such term is defined in the UCC), currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

J. “Change of Control” means, at any time, (i) the current shareholders of Borrower shall cease to beneficially own and control, directly or indirectly on a fully diluted basis, a majority of the economic and voting interests in the capital stock or other ownership interests of Borrower or (ii) any Person or group other than the current shareholders of Borrower shall have the right to elect a majority of the seats on Borrower’s board of directors.

K. “Charges” shall mean all national, federal, state, county, city, municipal and/or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Collateral (hereinafter defined), Borrower’s Liabilities, Borrower’s business, Borrower’s ownership and/or use of any of its assets, and/or Borrower’s income and/or gross receipts.

L. “Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

M. “Cleanup” means all actions required to: (1) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

N. “Collateral” has the meaning set forth in Section 5.1 hereof.

O. “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest

P. “Copyrights” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, of any State thereof or of any other country; (iii) all continuations, renewals or extensions thereof; and (iv) all registrations to be issued under any pending applications.

Q. “Default” means any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

R. “Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and in any event includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

S. “Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

T. “Eligible Accounts” means, at any time, the Accounts of Borrower arising in the ordinary course of business with respect to goods or software sold or licensed or services rendered by Borrower, including without limitation, monthly subscription license payments, perpetual license payments, professional services billings and support and training billings which Lender determines in its sole discretion are eligible as the basis for the extension of Revolving Advances, hereunder. Without limiting Lender’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of Lender;

(b) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States or (ii) is not organized under applicable law of the United States or any state of the United States.

(c) which is unpaid more than ninety (90) days after the date of the original invoice therefor;

(d) which is owing by an Account Debtor for which more than 20% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to Borrower exceeds 20% of the aggregate Eligible Accounts; provided, however, that this provision shall not apply to Borrower’s top ten largest Eligible Accounts, which Eligible Accounts owners shall be identified to Lender by Borrower;

(f) with respect to which any covenant, representation, or warranty contained in this Loan Agreement or in any Other Agreement has been breached or is not true;

(g) which (i) is not evidenced by an invoice or other documentation satisfactory to Lender which has been sent to the Account Debtor, (ii) represents a progress billing, (iii) represents obligations that do not arise from final sales or which are otherwise contingent upon Borrower’s completion of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (iv) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent; (vi) ceased operation of its business or (vii) sold all or a substantially all of its assets;

(k) which, if owed by any Account Debtor which is a distributor, is payable by any Person other than such Account Debtor;

(l) which is owed in any currency other than U.S. dollars;

(m) which is owed by the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless such Account is owned by an Approved Government Account Debtor;

(n) which is owed by any Affiliate, employee, officer, director, agent or stockholder of Borrower or any of its Affiliates;

(o) which, for any Account Debtor, exceeds a credit limit determined by Lender, to the extent of such excess;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper or instrument;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless Borrower has filed such report or qualified to do business in such jurisdiction;

(t) with respect to which Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and Borrower created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than Borrower has or has had an ownership interest in such goods, or which indicates any party other than Borrower as payee or remittance party;

(w) which was created on cash on delivery terms; or

(x) which Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which Lender otherwise determines is unacceptable for any reason whatsoever in its sole discretion.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower shall notify Lender thereof on and at the time of submission to Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending or of which the Account Debtor is permitted to avail itself under the credit terms provided to such Account Debtor, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrower to reduce the amount of such Account. Standards of eligibility may be made more or less restrictive from time to time solely by Lender in its sole discretion after consultation with Borrower, with any such changes to be effective three (3) days after delivery of notice thereof to Borrower.

U. “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, an obligation to conduct a Cleanup or potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or release of any Hazardous Materials at any location, whether or not owned, leased or operated by Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

V. “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources.

W. “Equipment” means any “equipment”, as such term is defined in the UCC, and in any event shall include but not be limited to computers and peripherals, laboratory equipment, manufacturing equipment, networking equipment, switching and backbone equipment, servers and routers and other hardware including disk drives and laser printers, office furniture, fixtures and office equipment, test and other equipment, and software, and all accessions, additions, attachments, accessories and improvements thereof and all replacements and/or substitutions therefore and all proceeds and products thereof.

X. “Event of Default” has the meaning set forth in Section 8.1 hereof.

Y. “Financials” shall mean those financial statements described in Section 7.3 hereof.

Z. “Fixtures” means any “fixtures,” as such term is defined in the UCC, together with all right, title and interest of Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

AA. “GAAP” means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

BB. “General Intangibles” means any “general intangibles,” as such term is defined in the UCC, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in or under any rights to payment; payment intangibles; software; proprietary or confidential information; business records and materials; customer lists; interests in partnerships, joint ventures, business associations, corporations, and limited liability companies; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

CC. “Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

DD. “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

EE. “Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

FF. “Intellectual Property” means all Copyrights; Trademarks; Patents; and Licenses; and applications therefor and reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing; together with rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

GG. “Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include all Goods and personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of Borrower or is held by others for Borrower’s account, including all property covered by purchase orders and contracts with suppliers and all Goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

HH. “Investment Property” means all “investment property,” as such term is defined in the UCC, and in any event includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

II. “Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

JJ. “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any renewals or extensions thereof.

KK. “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any agreement to give or refrain from giving a lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind.

LL. “Loan” has the meaning set forth in Section 2.2 hereof.

MM. “Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets, business prospects, results of operations or condition (financial or otherwise) of Borrower, (ii) the prospect of repayment of any portion of Borrower’s Liabilities, (iii) the validity, perfection, value or priority of Lender’s security interest in the Collateral, (iv) the enforceability of any material provision of this Loan Agreement or any Other Agreement or (v) the ability of Lender to enforce its rights and remedies under this Loan Agreement or any Other Agreement.

NN. “Other Agreements” shall mean all agreements, instruments and documents, including, without limitation, any notes, guaranties, letters of credit, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, warrants, account pledge and control agreements, fee arrangements, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf and/or for the benefit of Borrower and delivered to Lender.

OO. “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

PP. “Patents” means all of the following property, now owned or hereafter acquired by Borrower: (a) all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

QQ. “Permitted Debt” means (a) Borrower’s indebtedness to Lender under this Loan Agreement or any of the Other Agreements, (b) indebtedness to trade creditors incurred in the ordinary course of business on ordinary trade terms and accrued expenses incurred in the ordinary course of business, (c) any extension, renewal or refinancing of the indebtedness described in (e) below, provided that the principal amount of the indebtedness for such equipment or property may not be increased, (d) Subordinated Debt, and (e) indebtedness of Borrower to third parties incurred in the ordinary course of business for the purpose of financing all or any part of the cost of acquiring equipment or property; provided, that such indebtedness and that the principal amount of such indebtedness does not exceed $5,000,000 in the aggregate.

RR. “Permitted Liens” means (a) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against Borrower, in any case with respect to which Borrower at the time shall currently be contesting or prosecuting an appeal or proceedings for review and for which, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by Borrower, (b) Liens for taxes not yet subject to penalties for nonpayment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings and for which, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by Borrower, (c) Liens upon or in any equipment or property acquired or held by the Debtor to secure the purchase price of such equipment or property or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or property, pursuant to the Permitted Debt basket of $5,000,000 set forth in subsection (e) of the definition of Permitted Debt, provided that the Lien is confined solely to the equipment or property so acquired and improvements thereon, and the proceeds thereof; (d) Liens consisting of leases, subleases, licenses and/or sublicense.’ of Equipment and/or Intellectual Property granted by Borrower to others in the ordinary course of Borrower’s business, which leases, subleases, licenses or sublicenses of Equipment or Intellectual Property granted by Borrower to others do not interfere in any material respect with either the business of Borrower or with the interests or title of the original lessor or licensor of such Equipment and/or Intellectual Property to Borrower; (e) Liens incurred or deposits made in the ordinary course of Borrower’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (g) Liens to which the Secured Party has each expressly consented in writing; and (h) Liens in favor of the Secured Party.

SS. “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

TT. “Prime Rate” means the rate of interest published by Bank One, N.A., or its successors, on the first Business Day of each month.

UU. “Proceeds” means “proceeds,” as such term is defined in the UCC

VV. “Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

WW. “Reserves” means any and all reserves which Lender deems necessary, in its sole discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on Borrower Liability, reserves for rent at locations leased by Borrower and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for direct and contingent obligations owed to third parties, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to Borrower or the Collateral.

XX. “Revolving Advance” has the meaning set forth in Section 2.1(b) hereof.

YY. “Revolving Commitment” means the commitment, if any, of Lender to make Revolving Advances hereunder, subject to the terms hereof, as such commitment may be reduced from time to time pursuant to Section 8.2. The initial amount of Lender’s Revolving Commitment is Sixteen Million Dollars ($16,000,000).

ZZ. “Revolving Loan” means, at any time, all Revolving Advances outstanding at such time.

AAA. “Revolving Loan Termination Date” shall mean the earlier of (a) July __, 2009, or (b) the date on which Borrower Liabilities become due and payable pursuant to Section 8.2 hereof.

BBB. “Subordinated Debt” is unsecured debt, in aggregate principal amount not to exceed $15 million, incurred by Borrower subordinated to Borrower’s indebtedness owed to Lender and which subordination is reflected in a written agreement in a manner and on terms acceptable to Lender in its commercially reasonable discretion.

CCC. “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

DDD. “Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

EEE. “Term Loan” has the meaning set forth in Section 2.1(a) hereof.

FFF. “Term Loan Amortization Commencement Date” means the first Business Day of the month following the ten month anniversary of the date the Term Loan is made hereunder

GGG. “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

HHH. “Trademarks” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, and designs of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

III. “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois, provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interest granted hereunder in any Collateral (as hereinafter defined) or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in other jurisdiction(s), then “UCC” means the Uniform Commercial Code as in effect on or after the date hereof in such other jurisdiction(s) for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, or priority or availability of such remedy.

JJJ. “Warrant” has the meaning set forth in Section 2.5(b) hereof.

2. The Loans

2.1 (a) Term Loan. Subject to Section 2.5, Lender shall loan to Borrower on or prior to December 31, 2006, a term loan (the “Term Loan”), pursuant to the terms and conditions hereof and in those amount(s) listed on one or more Funding Requests submitted to Lender in such form and substance reasonably acceptable to the Lender, the proceeds of which are to be used for working capital and to repay the indebtedness and other obligations arising pursuant to that certain Loan and Security Agreement dated as of March 24, 2004 (as the same may from time to time have been amended, restated, or otherwise modified) by and between Borrower and Heller Financial Leasing, Inc., a GE company, Loan No. 24-01558 (the “GE Loan”). In no event shall the aggregate amount of the advances made hereunder exceed Five Million Seven Hundred Thousand Dollars ($5,700,000). This is not a revolving line of credit and Borrower may not repay and re-borrow the amounts advanced or to be advanced under this Section 2.1(a). The Term Loan shall be made on notice (substantially in the form of Exhibit D hereto) given by Borrower to Lender not later than 2:00 p.m. (prevailing Chicago time) not less than five (5) Business Days prior to the date of such proposed borrowing. Each borrowing of a Term Loan shall be in an aggregate amount of not less than $250,000. After an initial nine (9) month interest only period, the Term Loan shall be repaid in thirty-three (33) equal monthly scheduled installments of principal and interest (paid in arrears), such payments to be made on the first Business Day of each month commencing on the Term Loan Amortization Commencement Date.

(b) Revolving Loan. On the terms and subject to the conditions contained in this Loan Agreement, Lender agrees to make revolving advances to Borrower (each, a “Revolving Advance”) from time to time on any Business Day during the period from the date hereof until the Revolving Loan Termination Date in an aggregate principal amount at any time outstanding for all such Revolving Advances not to exceed the lesser of (x) the Revolving Commitment at such time and (y) the Borrowing Base at such time. Each borrowing of a Revolving Advance shall be made on notice (substantially in the form of Exhibit E hereto) given by Borrower to Lender not later than 2:00 p.m. (prevailing Chicago time) not less than five (5) Business Days prior to the date of such proposed borrowing. Each borrowing of a Revolving Advance shall be in an aggregate amount of not less than $150,000. Borrower may not borrow more than four (4) Revolving Advances in any calendar month. Subject to the terms and conditions contained in this Loan Agreement, the Revolving Loan may be repaid and reborrowed by Borrower under this Section 2.1(b). Borrower shall repay the entire unpaid principal amount of the Revolving Loan in full on the Revolving Loan Termination Date.

2.2 Evidence and Nature of Loans. Each Term Loan and each Revolving Advance to be made by Lender to Borrower pursuant to this Loan Agreement (each, a “Loan”) will be evidenced by one or more promissory notes (in form and substance satisfactory to Lender) to be executed and delivered by Borrower to Lender before or concurrently with Lender’s disbursement of such Loan to or for the account of Borrower. All of Borrower’s Liabilities (including all Loans under this Loan Agreement) shall be secured by Lender’s security interest in the Collateral and by all other security interests, liens, claims and encumbrances now and/or from time to time hereafter granted by Borrower to Lender, whether hereunder or under the Other Agreements.

2.3 Use of Proceeds. Borrower warrants and represents to Lender that Borrower shall use the proceeds of each Loan made by Lender to Borrower pursuant to this Loan Agreement and any advances made pursuant to the Other Agreements solely for legal and proper corporate purposes (duly authorized by its Board of Directors) and consistent with all applicable laws and statutes.

2.4 Direction to Remit. Borrower hereby authorizes and directs Lender to disburse, for and on behalf of Borrower and for Borrower’s account, the proceeds of the Loan made by Lender to Borrower pursuant to this Loan Agreement to such Person or Persons as an officer or director of Borrower shall direct, whether in writing or orally.

2.5 Conditions Precedent. (a) The following conditions precedent must be met before each Loan is made hereunder: (i) No event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect shall have occurred since the date of this Loan Agreement; (ii) The representations and warranties contained in this Loan Agreement and in the Other Agreements shall be true and correct on and as of the date of such Loan, (iii) As of the date of such Loan, no event shall have occurred and be continuing or would result from such Loan or the application of the proceeds thereof that would constitute an Event of Default or a Default, (iv) As a condition to each Revolving Advance, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request, and (iv) Such other conditions precedent as Lender may reasonably impose upon Borrower from time to time.

(b) In addition, the following conditions precedent must be met before the initial Loan is made hereunder: (i) Payment of all fees required under this Loan Agreement or the Other Agreements; (ii) Receipt by Lender of satisfactory release documents from any and all conflicting secured creditors other than secured creditors pursuant to Permitted Debt, (iii) Receipt by Lender of appropriate filings and other means of perfecting its security interest in the Collateral, including but not limited to specific assignments of Collateral consisting of instruments or evidenced by titles; (iv) Lender shall have received copies of the certificates and evidences of insurance contemplated under Section 5.6 hereof and the Financials described in Section 7.3; (v) Receipt by Lender of adequate proof of free and clear ownership of the Collateral, including but not limited to paid in full invoices and cancelled checks or other means of payment for said invoices; (v) Delivery by Borrower of a satisfactory executed Borrowing Base Certificate as of a recent date, (vi) Receipt by Lender of an executed copy of the letter attached hereto as Exhibit F evidencing a fee to be paid to Lender in the amount of $250,000 upon the occurrence of a liquidity event, including but not limited to an acquisition or initial public offering (the “Success Fee”), which Success Fee shall be paid regardless of whether the GE Loan has been repaid, and (vii) Delivery by Borrower of a legal opinion of counsel to Borrower relating to this Loan Agreement and the Other Agreements in form and substance satisfactory to Lender.

(c) In addition, in connection with the amendment and restatement of this Loan Agreement, the following conditions precedent must be met: (i) Payment of all fees required under this Loan Agreement or the Other Agreements; (ii) Receipt by Lender of satisfactory release documents from any and all conflicting secured creditors other than secured creditors pursuant to Permitted Debt, (iii) Delivery by Borrower of a satisfactory executed Borrowing Base Certificate as of a recent date, and (iv) Receipt by Lender of a Warrant to purchase 245,499 shares of Common Stock of Borrower at a purchase price of $1.22 per share, in form and substance satisfactory to Lender (the “Warrant”). In addition, before the initial Loan is made under this Amended and Restated Loan Agreement, Borrower must deliver a legal opinion of counsel to Borrower relating to this Amended and Restated Loan Agreement and the Other Agreements in form and substance satisfactory to Lender.

2.6 Payments and Taxes. Any and all payments made by Borrower under this Loan Agreement or any Other Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of Lender being organized or resident, conducting business (other than a business deemed to arise from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Loan Agreement or any Other Agreement) or having its principal office in such jurisdiction (“Indemnified Taxes”). If any Indemnified Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable under this Loan Agreement or any Other Agreement to Lender (w) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (x) Borrower shall make such withholdings or deductions, (y) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) Borrower shall deliver to Lender evidence of such payment. Borrower’s obligation hereunder shall survive the termination of this Loan Agreement.

3. Interest, Fees and Repayment

3.1 Interest. Each Revolving Advance made pursuant to this Loan Agreement shall bear interest payable monthly in arrears on the first Business Day of each month calculated on a 360 day year for the actual number of days elapsed at a rate equal to the Prime Rate plus 1.50% per annum. Each Term Loan shall bear interest payable monthly in arrears on the first Business Day of each month, calculated on a 360 day year comprised of twelve (12) thirty day months at a per annum rate equal to the Loan Interest Rate specified in the related note, which rate shall be the sum of (i) 590 basis points plus (ii) the greater of (a) 4.81% or (b) the yield on Three-Year U.S. Treasury Notes on the date of such Loan, as reported in the Federal Reserve Statistical Release H-15 or in such other publication as Lender may reasonably select. In no event shall interest accrue or be payable in connection with any Loan in an amount in excess of that permitted under applicable law. If the note(s) so provide, the interest thereunder may be precomputed for the period ending when payments thereunder are due and on the assumption that all payments will be made on their respective due dates. Payments due under any note and not made by their scheduled due date due for a period in excess of five (5) days after their due date shall be overdue and shall be subject to a service charge in an amount equal to one and one half percent (1 1/2%) of the delinquent amount, but not more than the maximum rate permitted by law, whichever is less. In addition, and notwithstanding the forgoing, during the continuance of an Event of Default all outstanding Borrower Liabilities in respect of the Loans shall bear interest (payable on demand) at a rate that is one and one half percent (1 1/2%) per annum in excess of the rate of interest applicable to such Loans and other Borrower Liabilities from time to time.

3.2 Fees.

(a) Commitment Fee. Borrower agrees to pay to Lender a commitment fee (the “Commitment Fee”) equal to 1.0% per annum on the total amount of the Revolving Commitment, payable on the date hereof and annually thereafter on the anniversary of the date hereof (for the period from the date hereof through July 31, 2009). For the sake of clarity, Lender acknowledges the receipt of $62,500 in connection with the previously existing Revolving Loan, a pro rata portion of which shall be applied to the foregoing Commitment Fee, and the parties agree that the amount payable by Borrower in respect of the Commitment Fee for the period from the date hereof through July 31, 2008, shall be $117,243.05. In addition, Borrower agrees to pay Lender an additional commitment fee of $15,000, of which Lender acknowledges receipt of $15,000 on or prior to the date hereof.

(b) Audit Fees. Borrower agrees to pay to Lender its reasonable expenses incurred in connection with a semi-annual audit of Borrower, payable in accordance with Section 9.5 below, until the Borrower Liabilities are paid in full, such auditor to be selected by Lender in its sole discretion.

(c) Fees Earned. All fees payable hereunder shall be earned when due and payable hereunder, and shall not be refundable in whole or in part.

3.3 Repayment. Borrower’s Liabilities under this Loan Agreement are absolute and unconditional. Any and all costs, fees and expenses payable pursuant to this Loan Agreement or any of the Other Agreements shall be payable by Borrower to Lender or to such other person or persons designated by Lender, on demand. All payments to Lender shall be payable by 2:00 p.m. (prevailing Chicago time) at Lender’s principal place of business specified at the beginning of this Loan Agreement or at such other place or places as Lender may designate in writing to Borrower. All payments to Persons other than Lender shall be payable at such place or places as Lender may designate in writing to Borrower.

3.4 Application of Payments. Provided that an “Event of Default” (hereinafter defined) does not exist, the application of payments received by Lender pursuant to this Loan Agreement shall be applied first to any and all late charges, fees and expenses then due and payable; second to interest then due and payable hereunder; third to the principal of the Term Loans then due and payable, fourth to the principal of the Revolving Advances then outstanding, fifth to the remaining Term Loans then outstanding and finally, to any other Borrower Liabilities then outstanding. From and after an Event of Default, Lender shall have the continuing and exclusive right to apply any and all such payments received by Lender to any portion of Borrower’s Liabilities, including to any of Borrower’s Liabilities arising under any of the Other Agreements. Solely for the purpose of computing interest earned by Lender, payments received by Lender shall be applied as aforesaid on the Business Day following receipt by Lender. Checks or other items of payment received after 2:00 p.m. prevailing Chicago, Illinois time shall be deemed received the following Business Day.

3.5 Accuracy of Statements Each statement of account by Lender delivered to Borrower relating to Borrower’s Liabilities shall be presumed correct and accurate and shall constitute an account stated between Borrower and Lender unless thereafter waived in writing by Lender, in Lender’s discretion. Any objection to the statement that Borrower may have must be delivered to Lender, by registered or certified mail, within thirty (30) days after Borrower’s receipt of said statement.

4. Term and Prepayment

4.1 Term. This Loan Agreement shall be in effect until the indefeasible payment in full to Lender of all of Borrower’s Liabilities. Except as provided below, Borrower has no right to prepay Borrower’s Liabilities under this Loan Agreement and the Other Agreements.

4.2 Mandatory Prepayment of Revolving Loan. In the event the aggregate outstanding principal amount of the Revolving Advances at any time exceeds the lesser of (A) the Revolving Commitment or (B) the Borrowing Base, Borrower shall promptly, but not later than three (3) Business Days, prepay the Revolving Loan in an amount equal to such excess.

4.3 Voluntary Prepayment. (a) Borrower may upon at least ten (10) Business Days’ written notice to Lender, prepay without premium or penalty the outstanding principal amount of any or all of the Revolving Loan, in whole or in part at any time; provided, that each partial prepayment shall be an aggregate principal amount not less than $25,000. Upon the giving of such notice of prepayment, the principal amount of Revolving Loan specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b) Borrower may, upon at least twenty (20) days prior written notice to Lender (stating the proposed date of prepayment), prepay the outstanding principal amount of all Term Loans then outstanding in whole, but not in part by paying to Lender, immediately available funds, an amount equal to the sum of (i) the outstanding principal amount of all Term Loans then outstanding, (ii) all accrued and unpaid interest, fees and expenses on the Term Loans through the date of prepayment, and (iii) in the event that such prepayment is made: (a) on or prior to the first anniversary of the Term Loan, a prepayment premium equal to 3% of the principal amount being prepaid, (b) after the first anniversary but prior to the second anniversary of the Term Loan, a prepayment premium equal to 2% of the principal amount being prepaid, (c) after the second anniversary but prior to the forty-second month of the Term Loan, a prepayment premium equal to 1% of the principal amount being prepaid, and (d) on or after the forty-second month of the Term Loan, no premium shall be payable.

5. Collateral and Security

5.1 Grant of Security Interest. To further secure to Lender the prompt full and faithful payment and performance of Borrower’s Liabilities and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements and except for Permitted Liens, Borrower grants to Lender, a valid, first priority continuing security interest in and lien upon all of the following, whether now owned or hereafter acquired and wherever located:

(i)	All Receivables;

(ii)	All Equipment;

(iii)	All Fixtures;

(iv)	All General Intangibles;

(v)	All Inventory;

(vi)	All Investment Property;

(vii)	All Deposit Accounts;

(viii)	All Cash;

(ix)	All Documents;

(x)	All Proceeds from the sale, transfer or other disposition of Intellectual Property;

(xi)	All other Goods and tangible and intangible personal property of Borrower other than Intellectual Property, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and

(xii)	to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;

(all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”). Notwithstanding anything herein contained or construed to the contrary, Borrower is not granting to Lender, and Lender is not receiving from Borrower, any grant of a security interest in any of (i) Borrower’s now owned or hereafter acquired Intellectual Property (other than a security interest in the Proceeds from the sale, transfer or other disposition of Intellectual Property); provided, however, that software, firmware and operating systems that cannot be removed from the Collateral without rendering the Collateral inoperable shall be deemed to be part of the “Collateral” unless such construction is prohibited by or inconsistent with any relevant license or other agreement respecting such software, firmware or operating system. Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender’s security interest in the Collateral.

Borrower hereby further agrees that Borrower shall not hereafter grant a security interest in or pledge of its Intellectual Property to any other party; provided, however, that Borrower may continue to enter into non-exclusive licenses and similar arrangements with respect to such Intellectual Property in the ordinary course of Borrower’s business as long as (i) Borrower does not encumber for the benefit of a third party other than Lender any Proceeds or licensing or other fees payable to Borrower under any such license or arrangement, and (ii) no such license or arrangement shall prohibit or restrict Borrower from disposing of any Intellectual Property that is the subject of any such license or arrangement.

5.2 Further Assurances. Borrower shall execute and/or deliver to Lender, at any time and from time to time hereafter at the request of Lender, all agreements, instruments, UCC financing statements (or other required perfection instruments), documents and other written matter (hereinafter individually and/or collectively, referred to as “Additional Documentation”) that Lender reasonably may request, in a form and substance reasonably acceptable to Lender, to perfect and maintain Lender’s perfected security interest in the Collateral and to consummate the transactions contemplated in or by this Loan Agreement and the Other Agreements. Borrower, irrevocably, (a) hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney (and agent-in-fact) to sign the name of Borrower on the Additional Documentation and to deliver the Additional Documentation to such Persons as Lender, in its sole and absolute discretion, may elect, (b) authorizes completion and filing of any such Additional Documentation by Lender or its agents, whether paper or electronic, (c) hereby ratifies and confirms the completion and filing of Additional Documentation by Lender or its agent, paper or electronic, occurring prior to the date hereof, and (d) declares that Borrower has the present intention to authenticate and process any such Additional Documentation, whether paper or electronic, and whether or not completed and filed by Lender or its agents before or after the date hereof.

5.3 Inspection of Collateral. Upon receipt of reasonable advance notice under the circumstances, Lender (by any of its officers, employees and/or agents) shall have the right, at any time or times during Borrower’s usual business hours, to inspect the Collateral and all related records (and the premises upon which it is located) and to verify the amount and condition of or any other and all financial records and matters whether or not relating to the Collateral. During the continuance of an Event of Default, all costs, fees and expenses incurred by Lender, or for which Lender has become obligated, in connection with such inspection and/or verification shall be payable by Borrower to Lender. Borrower agrees to use its best efforts to cause its employees and agents to cooperate with Lender in all inspections.

5.4 Proceeds of Collateral. (a) Borrower shall establish and maintain, at its expense, blocked accounts with such banks as are acceptable to Lender in good faith (such account or accounts being referred to herein, collectively, as the “Blocked Accounts”). Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts in the identical form in which such payments are made, whether by cash, check or other manner, to the Blocked Accounts. Borrower shall make best efforts to deliver, or cause to be delivered to Lender an account control agreement in form and substance satisfactory to Lender and duly authorized, executed and delivered by Borrower and each bank where a Blocked Account is maintained.

(b) All proceeds arising from the disposition of any Collateral by Borrower shall be delivered to Lender within one Business Day after receipt by Borrower, in their original form, duly endorsed to Lender, to be applied to Borrower’s Liabilities pursuant to Section 3.4 hereof. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Loan Agreement.

5.5 Third Party Claims. Lender, in its sole and absolute discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement or the Other Agreements or any Event of Default, may (but shall be under no obligation) at any time or times hereafter, to pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be payable by Borrower to Lender.

5.6 Insurance. Borrower shall at all times throughout the term of this Loan Agreement and any extension hereof procure and maintain at its own expense the following minimum insurance coverages which shall be provided by insurance carriers with an AM Best rating of A, Class X or as otherwise acceptable to Lender and with such deductibles and exclusions as approved by Lender: (1) All risk property damage insurance covering the Collateral which shall include but not be limited to fire and extended coverage and where applicable mechanical breakdown and electrical malfunction, and which shall be written in amount not less than the greater of (x) the outstanding loan balance or (y) the current replacement cost; and, (2) Commercial general liability insurance which may include excess liability insurance written on occurrence basis with a limit of not less than $3,000,000; and, (3) Workers’ compensation insurance in accordance with statutory limits and employers’ liability coverage which may include excess liability in an amount not less than $1,000,000.

Any insurance carried and maintained in accordance with this Loan Agreement by Borrower shall be endorsed to provide that: (i) Lender shall be additional insured and loss payee with respect to the property insurance described in subsection (1) of the prior paragraph (and such insurance shall provide that the interest of Lender shall not be invalidated by any act or neglect of Lender, Borrower or other person), and Lender shall be an additional insured with respect to the liability insurance described in subsection (2) of the prior paragraph; and (ii) The insurers thereunder waive all rights of subrogation against Lender, any right of setoff and counterclaim and any other right to deduction due to outstanding premiums, whether by attachment or otherwise; and (iii) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender; and (iv) Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured; and, (v) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage that affects the interests of Lender, such cancellation or change shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer of such cancellation or change; providing, however, that such thirty (30) day period shall be reduced to ten (10) days in the case where cancellation results from the nonpayment of premiums. Borrower, irrevocably, appoints Lender as Borrower’s true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies, and such appointment will be immediately effective upon the occurrence of an Event of Default hereunder.

On or before the initial funding by Lender hereunder, and at each policy anniversary date, Borrower shall arrange to furnish Lender with appropriate Certificates of Insurance. Such Certificates of Insurance shall be executed by each insurer or by an authorized representative of each insurer, and shall identify insurers, the type of insurance, the insurance limits and the policy term and shall specifically list the special endorsements (i) through (v) above.

In case of the failure to procure or maintain such insurance, Lender shall have the right, but not the obligation, to obtain such insurance and any premium paid by Lender shall be immediately due and payable by Borrower to Lender. The maintenance of any policy or policies of insurance pursuant to this Section shall not limit any obligation or liability of Borrower pursuant to any other Sections or provisions of this Loan Agreement.

5.7 Charges on Collateral. Borrower shall not permit any Charges to arise, or to remain, and Borrower shall pay promptly when due, and discharge, such Charges. In the event Borrower, at any time or times hereafter, shall fail to pay such Charges when due or to obtain such discharges, Borrower shall so advise Lender thereof in writing. Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or Event of Default, in its sole and absolute discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand.

5.8 UCC Filing Authorization. Borrower hereby authorizes Lender and its counsel and other representatives to file, at any time on or after the date hereof, Uniform Commercial Code financing statements and continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender hereunder and under the Other Agreements. Such financing statements may describe the Collateral in the same manner as described herein or therein or may contain an indication or description of Collateral that describes such property in any other manner as Lender may determine is necessary or advisable to ensure the perfection of the security interest in the Collateral.

5.9 Accounts. So long as no Event of Default has occurred and is continuing, subject to Section 7.4 hereof, Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default has occurred and is continuing, Lender may, at its option, notify Borrower that Lender intends to have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances and on and after such notice from Lender to Borrower, Lender shall have such exclusive right.

6. Warranties and Representations

6.1 Borrower Representations. Borrower warrants and represents to Lender, as of the date hereof and as of the date of any Loan made hereunder, and agrees and covenants to Lender that:

(a)	Borrower is and at all times hereafter shall be (i) a Person having that legal name as set forth above, duly organized and existing and in good standing under the laws of the state of its organization as set forth above and (ii) qualified or licensed to do business in all other states in which the laws require Borrower to be so qualified and/or licensed;

(b)

Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements and the execution, delivery and/or performance by Borrower of this Loan Agreement and the Other Agreements, and the use by Borrower of the proceeds of the Loans hereunder, shall not, by the lapse of time, the giving of notice or otherwise, conflict with or constitute a violation of any applicable law (including, without limitation, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof) or a breach of any provision contained in Borrower’s organizational documents or contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may become bound or give rise to or result in any default thereunder;

(c)	This Loan Agreement is (and when executed or delivered, each Other Agreement will be) the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).

(d)	Except as disclosed to Lender in writing prior to the date hereof, there are no actions or proceedings which are pending, or to its knowledge threatened, against Borrower. Borrower is not in breach of or a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which has or could reasonably be expected to have a Material Adverse Effect, nor is Borrower in default with respect to any indenture, security agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

(e)	To Borrower’s knowledge, Borrower has and is in good standing with respect to all licenses, patents, copyrights, trademarks, trade names governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it;

(f)	The financial statements delivered by Borrower to Lender prior to the date hereof and the Financials delivered by Borrower to Lender pursuant to Section 7.3 hereof fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrower as of the dates and for the periods stated therein and have been prepared in accordance with GAAP, and no event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred since the date of this Loan Agreement;

(g)	As to the Accounts and other Collateral, (i) Borrower has and at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral and the Accounts described and/or listed on any certificate or schedule relating to the Accounts delivered to Lender, free and clear of all liens, claims, security interests and encumbrances except those of Lender and Permitted Liens; (ii) the Collateral shall be kept and/or maintained solely at the addresses identified in writing to Lender; (iii) Borrower, promptly on demand by Lender, shall deliver to Lender any and all evidence of ownership of, including without limitation, vendor invoices and proofs of payment thereof, certificates of title to and applications for title to, any Collateral; (iv) Borrower shall keep and maintain the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; and (v) Borrower shall not permit any such items to become a fixture to real estate or accession to other personal property.

(h)	As to Lender’s security interest, (i) Lender’s security interest in the Collateral is now and at all times hereafter shall be perfected and have a first priority (subject to liens permitted under Section 7.2 hereof and other Permitted Liens); (ii) the offices and/or locations where Borrower keeps the Collateral and Borrower’s books and records concerning the Collateral are at the locations identified to Lender in writing and Borrower shall not remove such books and records and/or the Collateral therefrom to any other location unless Borrower gives Lender written notice thereof at least thirty (30) days prior thereto and the same is within the contiguous forty-eight (48) states of the United States of America; and (iii) the addresses identified to Lender in writing as Borrower’s chief executive office and principal place(s) of business are Borrower’s sole offices and place(s) of business, and Borrower, by written notice delivered to Lender at least thirty (30) days prior thereto, shall advise Lender of any change thereto.

(i)	Borrower is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940.

(j)	All income and other tax returns and reports required to be filed by Borrower have been timely filed, and all taxes shown on such tax returns to be due and payable and all other assessments, fees and governmental charges upon Borrower and its properties, assets, income, businesses and franchises have been paid when due and payable, the nonpayment of which could reasonably be expected to result in a Material Adverse Effect.

(k)	As of the date hereof and of each Loan (i) the sum of Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of Borrower’s present assets; (ii) Borrower’s capital is not unreasonably small in relation to its business as it exists and as is contemplated at such time; and (iii) Borrower has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

(l)	No information furnished to Lender by or on behalf of Borrower for use in connection with the transactions contemplated hereby contains or will contain, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made. There are no facts known to Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(m)	Borrower has provided to Lender on or prior to the date hereof a schedule that correctly identifies the ownership interest (including all options, warrants and other rights to acquire capital stock) of Borrower and each of its Subsidiaries as of the date hereof.

(n)	(i) To Borrower’s knowledge, Borrower (A) has been and is in compliance in all material respects with all applicable Environmental Laws; (B) has not received any communication, whether from a governmental authority or otherwise, alleging that Borrower is not in such compliance, and there are no past or present actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future; (ii) there is no Environmental Claim pending or, to the best knowledge of Borrower, threatened against Borrower or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law; and (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against Borrower or, to the best knowledge of Borrower, against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law.

(o)	(i) Borrower is an “operating company” within the meaning of the regulations of the United States Department of Labor included within 29 CFR Section 2510.3-101 (the “DOL Regulations”) or is in compliance with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations and (ii) neither Borrower nor any subsidiary of Borrower maintains or is obligated to make contributions to any employee benefit plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute (“ERISA”).

7. Affirmative and Negative Covenants

7.1 Affirmative Covenants. Borrower covenants with Lender that Borrower shall, and shall cause each of its Subsidiaries to: (a) preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, (b) pay all income and other taxes and assessments imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, (c) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, (d) keep adequate books of record and account, in which complete entries shall be made of all financial transactions and the assets and of its business, (e) make reasonable best efforts to deliver to Lender on or prior to July 31, 2007, duly executed landlord or collateral access and waiver agreements not previously delivered, in form and substance satisfactory to Lender, for leased premises located in Seattle, Washington and Bedford, Massachusetts and collateral access agreements for the data centers located in Seattle, Washington, Thornton, Colorado, Watertown, Massachusetts, and Chicago, Illinois, (f) make best efforts to deliver to Lender on or prior to July 31, 2007, any required account control agreements for the benefit of the Lender not previously delivered, and (g) promptly take any and all necessary Cleanup action on, under or affecting any property owned, leased or operated by Borrower in accordance with all laws and the policies, orders and directives of all federal, state and local governmental authorities, and conduct and complete such Cleanup action in material compliance with all applicable Environmental Laws.

7.2 Negative Covenants. Borrower covenants with Lender that Borrower shall not, and shall not permit any of its Subsidiaries to: (a) other than Permitted Liens, grant a security interest in, assign, sell or transfer any of the Collateral or any of its Intellectual Property to any person or permit, grant, or suffer or permit a lien, claim or encumbrance upon any of the Collateral or Intellectual Property, except for (i) the sale of Inventory and the sale or transfer of worn-out, obsolete or unneeded Equipment, each in the ordinary course of business, (ii) non exclusive licenses and similar arrangements for the use of the property, including Intellectual Property, of Borrower in the ordinary course of business, or (iii) upon Lender’s prior written consent; (b) other than Permitted Liens, permit or suffer any Charges to attach to or affect any of the Collateral; (c) permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of any of the Collateral; (d) merge or consolidate with or acquire any Person except in a transaction in which Borrower is the surviving Person or, if Borrower is not the surviving Person, such transaction does not result in a Change of Control; (e) except for Permitted Debt, incur of permit or suffer to exist any indebtedness for borrowed money or for the deferred purchase price for property or services, (f) voluntarily prepay any indebtedness prior to its scheduled maturity except for Permitted Debt, (g) make or pay (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or (ii) any redemption, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any outstanding warrants, options or other rights to acquire such shares, unless such payments or other actions described in this subsection (g) do not result in a Material Adverse Effect to Borrower’s financial condition; (h) enter into any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of its business or upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (i) make any change in any of its business objectives, purposes and operations, which has, or could reasonably be expected to have, a Material Adverse Effect; (j) without thirty (30) days’ prior written notice to Lender, make any change in its legal name or state of formation or organization, (k) adopt or otherwise become obligated to contribute to any employee benefit plan that is subject to Title IV of ERISA, or (m) take any action or fail to take an action if, as a result of such action or inaction, Borrower would fail to qualify as an “operating company” within the meaning of the DOL Regulations or otherwise comply with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations.

7.3 Covenants regarding Financial Statements. Borrower shall cause to be furnished to Lender, (i) the unqualified fiscal year end financial statements of Borrower, certified by Borrower’s chief financial officer (which shall not contain any “going concern” exception or any exception relating to scope of review) no later than 180 days after the related fiscal year end, (ii) no later than 30 days after the related month end, the internally prepared monthly financial statements of Borrower, certified by Borrower’s chief financial officer, each containing consolidated and consolidating profit and loss statements for the month then ended and for Borrower’s fiscal year to date, consolidated and consolidating balance sheets as at the last day of such month and a consolidated statement of cash flows for the month then ended and for Borrower’s fiscal year to date, (iii) summary monthly bank statements, no later than 30 days after the related month end, reflecting month-end cash balances, (iv) a monthly Compliance and Disclosure Certificate, substantially in the form of Exhibit A attached hereto and made a part hereof, (v) promptly upon Borrower’s Board of Directors approval thereof, copies of Borrower’s annual operating plan and any revisions thereto and (vi) such other financial and business information of Borrower as Lender may reasonably require, including such other financial and operating performance data as is provided to its outside investors or commercial lenders and, if applicable, required to be provided to shareholders by the Securities and Exchange Commission. Each financial statement to be furnished to Lender must be prepared in accordance with GAAP. Borrower also agrees to promptly provide to Lender notice of, and such other data and information (financial and otherwise) at any time and from time to time relating to, any legal actions or proceedings pending, or to its knowledge, threatened against Borrower or the occurrence of any event or change that has, or could reasonably be expected to have, a Material Adverse Effect. Financial statements may be delivered via electronic mail to Lender.

7.4 Covenants relating to Accounts. (a) As soon as available but in any event within ten (10) days of the end of each calendar month and at such other times as may be requested by Lender as of the period then ended, Borrower shall deliver to Lender (i) a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request, (ii) a detailed aging of Borrower’s Accounts (A) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (B) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to Lender, together with a summary specifying the name, address, and balance due for each Account Debtor; (iii) a worksheet of calculations prepared by Borrower to determine Eligible Accounts detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion; and (iv) a reconciliation of Borrower’s Accounts between the amounts shown in Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above.

(b) Borrower may not grant any credit, discount, allowance or extension, or enter into any agreement for any of the foregoing, except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with Borrower’s historic credit and collection practices and policies without the prior consent of Lender.

(c) Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, facsimile transmission or otherwise.

7.5 Indemnification and Liability. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, reasonable costs and expenses (including reasonable attorneys’ fees), of every nature, character and description, which Lender may sustain or incur based upon or arising out of the Collateral, any of Borrower’s Liabilities, any relationship or agreement between Lender and Borrower, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to Borrower or Borrower’s Liabilities (except any such actual damage amounts sustained or incurred by Borrower as the result of the gross negligence or willful misconduct of Lender). Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding. Borrower’s obligation hereunder shall survive termination of this Loan Agreement.

8. Default

8.1 Events of Default. The occurrence of any one of the following events shall constitute a default (“Event of Default”) by Borrower under this Loan Agreement, and upon an Event of Default, without notice by Lender to or demand by Lender of Borrower, all of Borrower’s Liabilities shall be due and payable, forthwith: (a) if Borrower fails to pay Borrower’s Liabilities when due and payable or fails to pay any other Borrower’s Liabilities within five (5) days after the same are due and payable; (b) if any material statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Lender is not true and correct when made; (c) if Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Loan Agreement or in the Other Agreements, which is required to be performed, kept or observed by Borrower, other than the payment of Borrower’s Liabilities, and the same is not cured within twenty (20) days after written notice thereof from Lender to Borrower; (d) if the Collateral or any other of Borrower’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (e) if Borrower shall suffer a material adverse change in its credit standing, financial condition, management and/or business prospects and as a result thereof Lender in good faith deems itself to be insecure; (f) if a petition under any section or chapter of the Bankruptcy Act or any similar law or regulation shall be filed against Borrower, unless Lender is not a party to the fling of such petition, case or proceeding against Borrower and such petition, case or proceeding is both (i) reviewed by Lender and reasonably deemed by Lender to be without merit and (ii) is not dismissed within 45 days from the date it is filed, or (g) if a petition under any section or chapter of the Bankruptcy Act or any similar law or regulation shall be filed by Borrower or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Borrower for its dissolution or liquidation; (h) if Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs and (1) such order is not dismissed within 30 days from the date such order is entered and (2) such court order results in a material adverse change in or related to the Collateral or to Borrower’s financial condition; (i) if an application is made by any Person (but not by Borrower or Lender) for the appointment of a receiver, trustee or custodian for the Collateral or any other of Borrower’s assets, unless such application is both (1) reviewed by Lender and reasonably deemed by Lender to be without merit and (2) is not dismissed within 45 days from the date of filing; (j) if an application is made by Borrower for the appointment of a receiver, trustee or custodian for the Collateral or any other of Borrower’s assets; (j) if a notice of lien, levy, assessment or other Charges (except Permitted Liens) are filed of record with respect to all or any of Borrower’s assets by any Person; (k) if Borrower merges or consolidates with or acquires any Person except in a transaction in which the Borrower is the surviving Person and the current shareholders of the Borrower hold at least 51% of all capital stock of the surviving Person or an equity financing in which Borrower issues newly issued equity securities for proceeds intended to be used in connection with the ongoing operation of Borrower; or (l) if Borrower is in default in the payment of any of Borrower’s debt to the Lender under any Other Agreement(s) or to any Person other than Lender where the aggregate original principal amount of such debt instrument(s) or other writings or lease obligations in default is greater than $250,000 (other than where such payment default relates to an obligation of Borrower to a third party and such obligation is being contested by Borrower in good faith and in a diligent manner through proceedings which stay any seizure of Collateral and Borrower maintains adequate reserves therefor in accordance with GAAP) and such default is not cured within the time, if any, specified therefor in any agreement governing the same.

8.2 Lender’s Rights and Remedies. Upon an Event of Default under Section 8.1(f), without notice by Lender to, or demand by Lender of, Borrower, all of Borrower’s Liabilities shall be automatically accelerated and shall be due and payable forthwith and the Revolving Commitment and any other commitments to provide any financing hereunder shall automatically terminate, and upon any other Event of Default, without notice by Lender, to or demand by Lender of, Borrower, Lender may accelerate all of Borrower’s Liabilities and same shall be due and payable forthwith and/or Lender may terminate the Revolving Commitment and any other commitments to provide any financing hereunder. Lender may, in its sole and absolute discretion: (a) exercise any one or more of the rights and remedies accruing to a Lender under the Uniform Commercial Code or other applicable law of the relevant state or states or other applicable jurisdiction, and in equity, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, including under this Loan Agreement and the Other Agreements; (b) enter, with or without process of law and without breach of the peace, any premises where the Collateral or the books and records of Borrower related thereto is or may be located, and without charge or liability to Lender therefor seize and remove the Collateral (and copies of Borrower’s books and records relating to the Collateral) from said premises and/or remain upon said premises and use the same (together with said books and records) for the purpose of collecting, preparing and disposing of the Collateral; (c) sell, lease, license or otherwise dispose of the Collateral or any part thereof by one or more contracts at one or more public or private sales for cash or credit, provided, however, that Borrower shall be credited with the net proceeds of such sale(s) only when such proceeds are actually received by Lender; and (d) require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower.

In addition, at any time an Event of Default has occurred and is continuing, Lender may, in its discretion, enforce the rights of Borrower against any Account Debtor, secondary obligor or other obligor in respect of any of the Accounts. Without limiting the generality of the foregoing, at any time or times that an Event of Default has occurred and is continuing, Lender may, in its discretion, at such time or times (1) notify any or all Account Debtors, secondary obligors or other obligors in respect thereof that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Accounts directly to Lender, (2) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of Borrower’s Liabilities, (3) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (4) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default has occurred and is continuing, at Lender’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. Lender agrees to give notice of any sale to Borrower at least ten (10) days prior to any public sale or at least ten (10) days before the time after which any private sale may be held. Borrower agrees that Lender may purchase any such Collateral (including by way of credit bid), and may postpone or adjourn any such sale from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral.

8.3 Power of Attorney. Upon the occurrence of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest (in addition to such other powers of attorney granted to Lender elsewhere in this Loan Agreement), authorizing and permitting Lender at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, execute on behalf of Borrower any Additional Documentation, or such other instruments or documents as may be reasonably necessary in order to exercise a right of Borrower or Lender, including but not limited to the execution of any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s or other lien, or assignment or satisfaction of mechanic’s or other lien, or to take control in any manner of any cash or non-cash proceeds of Collateral and take any action or pay any sum required of Borrower pursuant to this Loan Agreement and any Other Agreement. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Loan Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

9. General Provisions

9.1 Notices. All notices, demands or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent via facsimile transmission, (iii) the next Business Day after having been sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) four Business Days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties hereunder at their respective addresses and transmission numbers indicated on the signature page hereof, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

9.2 Severability. Should any provision of this Loan Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Loan Agreement, which shall continue in full force and effect.

9.3 Integration; Modification. This Loan Agreement, the Other Agreements and such other written agreements, documents and instruments as may be executed in connection herewith or pursuant hereto are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Loan Agreement and the Other Agreements. There are no oral understandings, representations or agreements between the parties which are not set forth in this Loan Agreement or the Other Agreements or in other written instruments, documents or agreements signed by the parties in connection herewith. If any provision contained in this Loan Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Loan Agreement shall govern and control, it being the intent of the parties, however, that the terms of each of the Loan Agreement and the Other Agreements shall be remain in full force and effect. This Loan Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender.

9.4 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Loan Agreement.

9.5 Attorneys’ Fees and Other Costs. Borrower shall reimburse Lender for all out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender in connection with any amendment or waiver to this Loan Agreement or any Other Agreement; seeking to enforce any of its rights hereunder against Borrower or the Collateral, including in bankruptcy; enforcing Lender’s security interest in the Collateral, and representing Lender in all such matters. Borrower shall also pay Lender’s standard charges for returned checks in effect from time to time. Borrower’s obligation hereunder shall survive termination of this Loan Agreement.

9.6 Benefit of Agreement; Assignment. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Loan Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. Borrower hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement, or the Other Agreements, or of any portion thereof, including without limitation Lender’s rights, titles, interests, remedies, powers and/or duties. Borrower shall establish and maintain a record of ownership (the “Register”) in which it agrees to register by book entry Lender’s and each initial and subsequent assignee’s interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest. Notwithstanding anything to the contrary contained in this Loan Agreement, the Loans (including the notes in respect of such Loans) are registered obligations and the right, title, and interest of Lender and its assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. In no event is any note to be considered a bearer instrument or bearer obligation. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).

9.7 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.8 Paragraph Headings. Paragraph headings are only used in this Loan Agreement for convenience. The term “including”, whenever used in this Loan Agreement, shall mean “including but not limited to”. This Loan Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Loan Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

9.9 Interest Laws. Notwithstanding any provision to the contrary contained in this Loan Agreement or any Other Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Loan Agreement or in any Other Agreement, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder or under any Other Agreement shall be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of Borrower’s Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein or in any Other Agreement shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Loan Agreement and the Other Agreements shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.

9.10 No Implied Waivers. Lender’s failure at any time or times hereafter to exercise any rights or remedies or to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith and all rights and remedies shall continue in full force and effect until all of Borrower’s Liabilities have been fully and indefeasibly paid and performed. Any suspension or waiver by Lender of an Event of Default by Borrower under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. No waiver by Lender of any Event of Default or of any of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Loan Agreement or the Other Agreements shall be effective unless specifically waived by an instrument in writing signed by an officer of Lender.

9.11 Acceptance by Lender. This Loan Agreement become effective upon acceptance by Lender, in writing, at its principal place of business in as set forth above. If so accepted by Lender, this Loan Agreement and the Other Agreements shall be deemed to have been made at said place of business.

9.12 LAW AND VENUE. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS. BORROWER WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER OR TO ASSERT THAT ANY ACTION INSTITUTED BY LENDER OR BORROWER IN SUCH COURT IS AN IMPROPER VENUE OR SUCH ACTION SHOULD BE TRANSFERRED TO A MORE CONVENIENT FORUM.

9.13 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS LOAN AGREEMENT WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.14 CONFIDENTIALITY. The provisions of this Loan Agreement shall be held in strictest confidence by Borrower and shall not be publicized or disclosed in any manner whatsoever; provided, however, that Borrower may disclose this Loan Agreement in confidence to its attorneys, accountants, auditors, insurers, tax preparers, and financial advisors, and insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

9.15 Notice to Borrower. Lender hereby notifies Borrower as follows:

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

9.16 Effect of Amendment and Restatement. Except as may be expressly agreed in a writing, this amendment and restatement of the Loan Agreement shall not affect the terms and conditions of any Other Agreements, including any promissory notes issued by Borrower relating to the Term Loan or the Revolving Loan, which were executed prior to the date hereof pursuant to the Loan Agreement, dated as of April 28, 2006; provided, however, that from and after the date hereof any reference in such Other Agreements to the Loan Agreement shall be deemed to reference, and such Other Agreements shall be deemed to be executed pursuant to, this Amended and Restated Loan and Security Agreement, as such may be amended and/or restated from time to time.

Signature Page Follows:

In Witness Whereof, this Loan and Security Agreement has been duly executed as of the day and year first above written.

Borrower:		Accepted By:

Borrower:	VAROLII CORPORATION	Lender:

BLUECREST VENTURE FINANCE MASTER FUND LIMITED

By: BlueCrest Capital Management L.P. (acting through its general partner BlueCrest Capital Management Limited) in its capacity as investment manager to and for and on behalf of BlueCrest Venture Finance Master Fund Limited

By:	/s/ Michael Quan	By:	/s/ Paul Dehadray
Name:	Michael Quan	Name:	Paul Dehadray
Title:	Vice President, Finance & Administration	Title:	General Counsel
Address for Notices:	821 Second Avenue, Suite 1000 – 10th Floor Seattle, Washington 98104	Address for Notices:	PO Box 309, Ugland House South Church Street George Town, Cayman Islands
Telephone:	206-902-3900		Attention: Legal Department
Facsimile:	206-770-7304

with a copy to:

225 West Washington Chicago, IL 60606 Attention: Mark King
		Telephone:	312-368-4978
		Facsimile:	312-443-0126

EXHIBIT A

Officer’s Compliance and Disclosure Certificate

(attachment to monthly financial reports)

Reference is hereby made to certain loan or credit agreements (together with all instruments, documents and agreements entered into in connection therewith, the “Loan Documents”) by and between BlueCrest Venture Finance Master Fund Limited (“Lender “) and Varolii Corporation (“Borrower”). The undersigned,                             , hereby certifies to Lender that he/she is the duly elected and acting                             of Borrower and that:

(i)	FINANCIAL STATEMENTS – General. The attached financial statements fairly reflect the financial condition of Borrower in all material respects in accordance with GAAP, except as disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule) and there has been no material adverse change in the assets, liabilities or financial condition of Borrower since , 200 ;

(ii)	FINANCIAL STATEMENTS – Off-Balance Sheet. All material financial obligations and contingent obligations of Borrower not otherwise listed and itemized on the attached financial statements, are disclosed on the attached Schedule of Financial Statement Exceptions, including but not limited to material off-balance sheet leasing obligations, and guarantees of financial obligations of Borrower, its affiliates, subsidiaries, officers and related parties (if none, so state on said Schedule);

(iii)	FINANCIAL STATEMENTS – Related Party Transactions. All material related party transactions, including but not limited to loans, receivables or payables due to/from Borrower’s officers or employees, affiliates, subsidiaries, or other related parties, are disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule);

(iv)	COMPLIANCE WITH APPLICABLE LAW. Except as noted on the attached Schedule of Compliance Issues, there are no material events whereby Borrower or, to the knowledge of Borrower, Borrower’s directors, employees, affiliates, subsidiaries or other related parties are acting or conducting business contrary to applicable local, state, or national laws in the country or countries in which said parties are conducting business;

(v)	ABSENCE OF DEFAULT. Except as noted on the attached Schedule of Compliance Issues, no Default or Event of Default exists on the date hereof; and

(vi)	LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of Borrower and the undersigned, threatened against or affecting Borrower in any court or before any governmental commission, board or authority which, if adversely determined, will have a material adverse effect (separately or in the aggregate) on the ability of Borrower to perform its obligations under the any of Loan Documents. Borrower is involved in such litigation and other disputes as are listed on the attached Schedule of Compliance Issues (if none, so state on said Schedule).

The undersigned has executed this certificate as of                     , 200_.

Signature:

By (printed name and title):

SCHEDULE OF FINANCIAL STATEMENT EXCEPTIONS

Category of Disclosure	Financial Date	Comments (if none, state “none”)
General Exceptions:

Off-Balance Sheet:

Related Party Transactions:

SCHEDULE OF COMPLIANCE ISSUES

Parties Involved	Date of filing/incident	Nature of Dispute or Issue (if none, state “none)”
Compliance Issues:

Litigation Issues:

Signatory Initials: